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                  GEOPHYSICAL SURVEY CONTRACT No. 88/02-01- -04

Ufa City - Kurgan City                                          February 9, 2004

     The Limited Liability Company Zauralneftegaz represented by the Director-General of the LLC Zauralneftegaz Zhuravlev Oleg Venedictovich acting in accordance with the Company Statutes, hereinafter referred to as the Customer, of the first part, and the Public Corporation Bashneftegeofizika represented by the Director-General of the PC Bashneftegeofizika Avdiev Yavdat Ravilopvich, acting in accordance with the Articles of Incorporation, hereinafter referred to as the Contractor, of the second part, and jointly referred to as the Parties and separately as the Party, whereby agreed as follows:

1.   Subject  of  Contract

1.1. The subject of the present Contract is execution by the Contractor PC Bashneftegeofizika, on the instructions of the Customer, of exploratory seismic operations using 2D technique. The volume, scope and terms of the work shall be as per the present Contract.

1.2. The  operations shall be conducted at the Western Suersky site (work volume
     -  310  linear  kilometers).

1.3. The  Contractor  shall  complete  the  following  work:

1.3.1.  Surveying.
1.3.2.  Exploratory  seismic  operations  using  2D  technique.
1.3.3. Collection and processing of geological, geophysical and field information.
1.3.4.  Processing  of  2D  seismic  survey  data.
1.3.5. Integrated interpretation of 2D seismic survey, the seismic survey data for the past years and the GIS data (the reprocessing of the seismic survey data for the past years and the reprocessing and reinterpretation of the GIS data shall be completed under a separate contract).
1.3.6. Preparation and presentation of the final report in accordance with the Seismic Survey Regulations approved by the USSR MG in 1986, the requirements of the Geological Objective and GOST (state standard) 7.63-90.
1.4 The work shall be completed in accordance with the Geological Objective, the Contract Design and within the period of time indicated in the present Contract. The calendar plan (Schedule 1) and the Minutes of the Price
     Agreement  (Schedule  2)  are  an  integral  part  of  the  Contract.

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1.5. The  preliminary  processing  and  interpretation results shall be examined jointly by the Customer and the Contractor within a 2-month period; the final report shall be submitted two weeks before the official presentation of the final report to the Customers SEC.

                     2. CONTRACTOR'S RIGHTS AND LIABILITIES

2.1. In pursuance of the present Contract the Contractor undertakes the following:
2.1.1. Prepare and submit for the Customer's approval the Contract Design for 2D seismic survey.
2.1.2. Provide progress reports to the Customer if requested by the Customer to do so.
2.1.3. Provide handover certificates for all work completed under the present Contract.
2.1.4. Provide all surveying information to the Customer in the format approved by LLC Zauralneftegaz.
2.1.5. Agree with the Customer's representatives all departures from the Contract Design that may occur during fieldwork. Agreed decisions shall be prepared in writing and accepted for execution by both Parties.
2.1.6. The Contractor agrees to correct all defective work at his own expense at any stage of the project.
2.1.7. The Contractor agrees to keep confidential all information related to the signing and fulfillment of the present Contract.
2.2. Contractor's  rights  under  the  present  Contract:
2.2.1. Request all geological and geophysical data and materials for the project site that are available to the Customer.
2.2.2. Receive timely remuneration for the work completed under the present Contract.

                      3. CUSTOMER'S RIGHTS AND LIABILITIES

3.1. The  Customer's  liabilities  under  the  present  Contract are as follows:
3.1.1. Render reasonable assistance to the Contractor with cargo receiving and shipping, equipment placement, on-site accommodation and service lines connection (power, water supply, etc.) at the expense of the Contractor.
3.1.2. Assist the Contractor with obtaining work permits from land users and forest management, as well as from environmental, fire prevention and health authorities.
3.1.3. Ensure registration of surveys conducted by the Contractor with the appropriate Geological Committee.

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3.1.4.  Accept  work  completed  by  the  Contractor.
3.1.5. Pay for the work completed by the Contractor in accordance with the rates, procedures and dates specified by Article 4 of the present Contract.
3.1.6. Provide to the Contractor all geological, geophysical and other data (hardcopy or electronic) necessary for the fulfillment of contractual obligations by the Contractor at the times specified by Paragraph 3 of the Calendar Plan (Schedule 1).
3.2. The  Customer's  rights  under  the  present  Contract  are  as  follows:
3.2.1.  Receive  progress  reports  from  the  Contractor.
3.2.2.  Monitor  the  Contractor's  contractual  performance.
3.2.3.  Receive  everything  completed  by  the  Contractor  under  the  present
     Contract.

                    4. COST OF WORKS AND PAYMENT ARRANGEMENTS

4.1. The cost of a unit of survey work is determined by estimates based on the Directory of Main Survey Costs (SNOR-93) published in 1993 and adjusted to the agreed price.
4.2. Appreciation indices for survey works are differentiated in accordance with type of work: organizational costs and field costs.
4.3. The estimated cost of work under the Contract is 20,700,000.00 (twenty million seven hundred thousand rubles) rubles including VAT (18%) - 3,157,527.12 (three million one hundred fifty seven thousand six hundred and twenty-seven rubles) rubles and 12 kopecks.
4.4. The total cost includes expenses related to the obtaining of forest utilization documents and work permits.
4.5. The Customer shall pay the Contractor for the work done on a monthly basis against work completion reports and invoices presented by the Contractor. Work completion reports and invoices shall be submitted before the fifth of the month following the billing month.
4.6. The signing of a handover certificate by the Parties shall indicate that the Contractor has fulfilled all his liabilities for the given work period in accordance with the Contract requirements. The Customer may forward a complaint or a note to the Contractor or reject the work done within a 15-day period. A handover certificate that has not been signed within the above period of time without a notification in writing shall be considered accepted by the Customer and appropriate payment shall be made.
4.7. The Customer shall make payment within 30 days from the date of the invoice.
4.8. All payments under the present Contract shall be made by the Customer to the Contractor's bank account.

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                          5. LIABILITY OF THE PARTIES


5.1. The Contractor shall be responsible for any damage or loss of the field tapes, data and reports obtained as a result of the work under the present Contract while they are in his keeping as well as for the materials provided by the Customer to the Contractor for the fulfillment of work under the present Contract.
5.2. The Contractor shall be responsible for the failure to observe the requirements of the Contract Design, as well as the seismic survey regulations and standards that are in effect in the Russian Federation.
5.3. Should the volume of work completed by the Contractor be less than that specified by the Contract Design and the present Contract, the Customer may decide to impose penalty on the Contractor in the amount of 10% (ten per cent) of the estimated (contractual) cost of uncompleted work.
5.4. The Contractor shall not be responsible for the failure to meet the dates indicated in the calendar plan if the Customer fails to fulfill his contractual obligations.
5.5. The quality of physical observations shall be evaluated pursuant to p.p. 128-135 of the Seismic Survey Regulations (Moscow, 1986), regardless of the number of channels.
5.6. Should the Customer fail to observe Clause 4.7 of the present Contract, the Customer shall pay to the Contractor a penalty in the amount of 0.1% of the outstanding amount per each day in arrears.

                                6. FORCE MAJEURE

6.1. The Parties shall be relieved from responsibility for complete or partial failure to fulfill the contractual obligations if such failure resulted from force majeure events, such as fire, flooding, earthquake, strikes, wars, government actions or other circumstances beyond the Parties' control.
6.2. The Party that is unable to fulfill its contractual obligations shall provide a timely written notification and supporting documents to the other Party not later than 10 days after the onset of a force majeure event.
6.3. The circumstances specified in Clause 6 shall not release the Customer from the obligation to pay the Contractor for work already completed by the Contractor prior to the onset of a force majeure event.

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                                7. SPECIAL TERMS

7.1. All changes and amendments to the present Contract shall be valid only if executed as exhibits to the Contract and agreed by the Parties.
7.2. Geological and geophysical information (field materials) obtained during the seismic survey is the property of the Customer.
7.3. The final acceptance of field materials shall be completed not later than 30 days after the end of a field season.
7.4. The cost of contractual work may be increased by the agreement of the Parties, should the Contractor's expenses increase as a result of inflation.
7.5. Materials obtained as a result of a detailed seismic survey are the property of the Customer. The Contractor shall not use such information for educational or scientific purposes without prior consent of the Customer.

                      8. CONTRACT TIME AND PERFORMANCE TIME

8.1. The Contract shall enter into force on the date of its signature and shall remain valid until the Parties fulfill their obligations and complete final settlement.
8.2. The  Parties  may  extend  the  contract  time  by  mutual  agreement.
8.3. Performance  time:  start  on  20/05/2004,  finish  on  30/01/2005.

                              9. DISPUTE SETTLEMENT

9.1. All relations that are directly or indirectly associated with the Parties exercising their contractual rights or fulfilling their contractual obligations shall be governed by the legislation of the Russian Federation.
9.2. The parties shall seek to settle any dispute, controversy or claim by negotiation. Should no agreement be possible, a dispute shall be examined by a Court of Arbitration at the defendant's locality.
9.3. All disputes and controversies that may arise from the fulfillment of the present Contract shall be resolved by the authorized representatives of the Parties.

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                10. LEGAL ADRESSES AND BANK ACCOUNT INFORMATION

10.1.  The  Customer:

Sender's bank: Kurgan SBB No. 8599, Kurgan City
Sender: LLC Zauralneftegaz
640000, Russian Federation, Kurgan City, 27/X Lenina Street.
Bank account ---------------------
Correspondent account -------------------
TIN ----------------
BIC ------------
RNNBO ------------
RNCFEC ------------

The present Contract has been executed in 2 copies:  one copy for each Party.

10.2.  The  Contractor:
PC Bashneftegeofizika - 450000, Republic of Bashkortostan, Ufa City, 13 Lenina Street.

Receiver's bank:   Bashkir SBB 8598, Ufa City
Receiver: PC Bashneftegeofizika, Southern SBB No. 61, Ufa City.
Bank account ---------------------------------
Correspondent account -----------------------
BIC -------------
TIN -------------
RNNBO -----------
RNCNCI -----------------

Customer:     Contractor:
Director-General     Director-General
LLC Zauralneftegaz     PC Bashneftegeofizika

/s/ O.V. Zhuravlev   /s/ Ya.R. Adiev
O.V. Zhuravlev       Ya.R. Adiev
[corporate seal]     [corporate seal]

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